Exhibit 99.1

Oplink Announces Senior Management Appointments

Fremont, Calif., — May 8, 2008 — Oplink Communications, Inc. (Nasdaq: OPLK), a leading provider of photonic components, intelligent modules, and subsystem solutions, today announced the appointment of Thomas P. Keegan as President and Stephen M. Welles as Vice President and General Counsel.

Thomas Keegan takes the position as President of Oplink after serving as Vice President, Business Development and General Counsel over the past year. He will be responsible for Oplink’s business development and worldwide operations, completing the integration of OCP and complementing the role of CEO Joe Liu. Before joining Oplink, Mr. Keegan had eighteen years of experience as a private practice attorney in California and Taipei, Taiwan. His practice included business and technology transactions, commercial litigation, and intellectual property enforcement, with a focus on trans-national business involving parties in or from Taiwan, Hong Kong and China. Prior to his legal career, Mr. Keegan held management positions in the marine transportation industry. Mr. Keegan received his B.A from St. Louis University and his J.D. from the Golden Gate University School of Law.

“Over the past year, Tom has been a key contributor to our acquisition and integration of OCP and has been an integral part of our senior management team at Oplink,” stated Joe Liu, CEO of Oplink. “Tom’s breadth of experience across industries and transactions has contributed to our management expertise at Oplink and his professional perspective has been important to our progress. I look forward to working more closely with Tom on completing the integration of OCP and building a more successful company.”

Stephen M. Welles, Oplink’s new Vice President and General Counsel, brings with him more than a decade of technology law experience with leading law firms, most recently with Wilson Sonsini Goodrich & Rosati in Palo Alto and prior to that with Ropes & Gray in Boston. He received his J.D. from Georgetown University and a B.A. in Economics from Boston College.

“We welcome Stephen to Oplink, as he has also been an integral part of our progress over the past few years, having advised us as our external counsel,” continued Joe Liu. “Stephen’s legal perspective and capabilities will be a key addition to our senior management perspective as we build our position as a leading photonics company. “

About Oplink

Incorporated in 1995, Oplink is a leading provider of design, integration and optical manufacturing solutions (OMS) for optical networking components and subsystems. The company offers advanced and cost-effective optical-electrical components and subsystem manufacturing through its facilities in Zhuhai and Shanghai, China. In addition, Oplink maintains optical-centric front-end design, application, and customer service functions at its headquarters in Fremont, California and has research facilities in Zhuhai and Wuhan, China, Hsinchu Science-Based Industrial Park in Taiwan. The company’s customers include telecommunications, data communications and cable TV equipment manufacturers around the globe. Oplink is committed to providing fully customized, Photonic Foundry services incorporating its subsystems manufacturing capabilities. To learn more about Oplink, visit its web site at: http://www.oplink.com/.

Investor Relations:
Erica Abrams
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erica@blueshirtgroup.com

Matthew Hunt
415-489-2194
matt@blueshirtgroup.com